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                                                                    Exhibit 99.1


Thursday February 17, 3:41 pm Eastern Time

Company Press Release

Intermedia Successfully Completes KKR Investment

Digex Share Offering Declared Effective

TAMPA, Fla.--(BUSINESS WIRE)--Feb. 17, 2000--Intermedia Communications Inc. (Nasdaq:ICIX - news) today announced that it has successfully completed the sale of $200 million of convertible preferred stock and warrants to an affiliate of Kohlberg Kravis Roberts & Co. In conjunction with the investment, James H. Greene, Jr. and Alex Navab of KKR have joined Intermedia's Board of Directors.

Intermedia and Digex, Incorporated (Nasdaq:DIGX - news) also announced the completion of the sale of 12.65 million shares of Digex common stock at $90.00 per share. 10.65 million shares were sold by Intermedia and 2.0 million shares were issued by Digex.

"The investment from KKR is an important strategic milestone for Intermedia," said Robert M. Manning, Intermedia's Chief Financial Officer. "Also, due to strong demand we increased the size of the Digex offering. The successful Digex public offering is a strong endorsement of Digex's leadership position in managed Web hosting. By raising over $1 billion, we have secured long-term funding for Digex and Intermedia and created the ability to reduce Intermedia's debt levels."

About Intermedia

Intermedia Communications Inc. is one of the nation's fastest growing communications companies and is focused on the next generation of integrated, data-centric solutions for business customers. Intermedia's unique perspective on the dynamic business communications marketplace allows it to tailor a suite of video, voice, data and advanced network services to the individual needs of more than 90,000 small and medium sized business customers.

Intermedia's enhanced data portfolio includes the densest frame relay network available, optical networking, a full range of business Internet connectivity and Web hosting services and offers seamless end-to-end service to virtually anywhere in the world. Intermedia is headquartered in Tampa, Florida and can be found at www.intermedia.com.

Internet Users: Intermedia news releases, investor contacts and other useful information are available on Intermedia's Web site at www.intermedia.com. To receive news releases by e-mail or to request that information be mailed to you, please visit the Investor Relations section of the Web site, and go to the "Request Information" link.

Contact:

     Intermedia Communications, Tampa
     Curtis Lightburn, Vice President, Investor Relations
     813/829-2403
     cglightburn@intermedia.com
     or
     Media:
     Intermedia Communications, Tampa
     Alan Hill, Director, Public Relations
     813/829-4409
     jahill@intermedia.com